Exhibit 99.1

Media contact	Investor contact
Anita Liskey, 312.466.4613	John Peschier, 312.930.8491
William Parke, 312.930.3467	CME-G
news@cmegroup.com
www.cmegroup.mediaroom.com

FOR IMMEDIATE RELEASE
CME Group Inc. Reports Strong First-Quarter 2015 Financial Results

•	First-quarter 2015 revenues rose 8 percent from first-quarter 2014 and represented second highest quarterly revenue

•	First-quarter 2015 net income attributable to CME Group and diluted earnings per share both grew more than 15 percent from first-quarter 2014

CHICAGO, April 30, 2015 — CME Group Inc. (NASDAQ: CME) today reported revenues of $843 million and operating income of $507 million for the first quarter of 2015. Net income attributable to CME Group was $330 million. GAAP and adjusted diluted earnings per share were $0.981.
“We delivered strong revenue growth in the first quarter driven primarily by interest rate, energy and foreign exchange products, with double-digit average daily volume growth coming from Europe and North America and 22 percent growth from Asia,” said CME Group Executive Chairman and President Terry Duffy.  “Total average daily volume was 15 million contracts, up 10 percent, which was the second highest quarter in our history.  We recorded solid revenue growth in our core futures products, swaps clearing and market data.  This clearly demonstrates the value of the unparalleled diversity of our product set.”
“In addition to globalization, we made progress with our swaps clearing and options business,” said CME Group Chief Executive Officer Phupinder Gill.  “Interest rate swaps clearing revenue grew 57 percent, and we are seeing additional signs that our 500+ swaps clients are increasing their usage of our core futures products.  Options volume reached a record 2.8 million contracts per day during the quarter. Also, the combination of top line growth and our internal efficiency and productivity enhancements led to significant operating margin expansion and earnings growth during the first quarter.”

1. A reconciliation of the non-GAAP financial results mentioned to the respective GAAP figures can be found within the Reconciliation of GAAP to Non-GAAP Measures chart at the end of the financial statements.
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First-quarter 2015 average daily volume was 15.0 million contracts, up 10 percent from first-quarter 2014, representing the second-highest quarterly volume and included average daily volume records in energy and options. Clearing and transaction fee revenues were $708.2 million, up 9 percent compared with first-quarter 2014. Market data revenue was $98 million, up 10 percent. First-quarter 2015 total average rate per contract was 75.3 cents, up from 73.1 cents in fourth-quarter 2014, driven primarily by a higher proportion of total volume coming from commodities products, which have higher average fees.
As of March 31, 2015, the company had $1.8 billion of cash and marketable securities and $2.9 billion of long-term debt. In January, we paid out $671 million in our variable dividend of $2 per share.   In March, we paid out $168 million in our regular quarterly dividend of 50 cents per share.

CME Group will hold a conference call to discuss first-quarter 2015 results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME Group’s Web site at www.cmegroup.com. An archived recording will be available for up to two months after the call.

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk. CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, weather and real estate. CME Group brings buyers and sellers together through its CME Globex® electronic trading platform, its trading facilities in New York and Chicago, and through its London-based CME Europe derivatives exchange.  CME Group also operates one of the world’s leading central counterparty clearing providers through CME Clearing and CME Clearing Europe, which offer clearing and settlement services across asset classes for exchange-traded contracts and over-the-counter derivatives transactions.  These products and services ensure that businesses everywhere can substantially mitigate counterparty credit risk.

CME Group is a trademark of CME Group Inc. The Globe Logo, CME, Globex and Chicago Mercantile Exchange are trademarks of Chicago Mercantile Exchange Inc. CBOT and the Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are registered trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. KCBOT, KCBT and Kansas City Board of Trade are trademarks of The Board of Trade of Kansas City, Missouri, Inc. All other trademarks are the property of their respective owners. Further information about CME Group (NASDAQ: CME) and its products can be found at www.cmegroup.com.

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Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that might affect our performance are increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers while maintaining reliability and ensuring that such technology is not vulnerable to security risks; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the swaps market; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to expand and offer our products outside the United States; changes in domestic and non-U.S. regulations, including the impact of any changes in domestic and foreign laws or government policy with respect to our industry, such as any changes to regulations and policies that require increased financial and operational resources from us or our customers; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; decreases in revenue from our market data as a result of decreased demand; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members; the ability of our compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets; changes in price levels and volatility in the derivatives markets and in underlying equity, foreign exchange, interest rate and commodities markets; economic, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers; our ability to accommodate increases in contract volume and order transaction traffic and to implement enhancements without failure or degradation of the performance of our trading and clearing systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our strategy for acquisitions, investments and alliances; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax or user fee on futures and options on futures transactions and/or repeal of the 60/40 tax treatment of such transactions; the unfavorable resolution of material legal proceedings; and the seasonality of the futures business. For a detailed discussion of these and other factors that might affect our performance, see our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q.

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CME Group Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions)

	March 31, 2015	December 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$1,694.8	$1,366.1
Marketable securities	78.8	74.7
Accounts receivable, net of allowance	383.4	341.2
Other current assets (includes $32.0 and $37.0 in restricted cash)	154.8	196.5
Performance bonds and guaranty fund contributions	45,174.2	40,566.8
Total current assets	47,486.0	42,545.3
Property, net of accumulated depreciation and amortization	503.3	508.9
Intangible assets—trading products	17,175.3	17,175.3
Intangible assets—other, net	2,612.5	2,637.4
Goodwill	7,569.0	7,569.0
Other assets (includes $70.1 and $72.4 in restricted cash)	1,782.3	1,805.6
Total Assets	$77,128.4	$72,241.5
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$34.0	$36.9
Other current liabilities	286.9	927.5
Performance bonds and guaranty fund contributions	45,174.2	40,566.8
Total current liabilities	45,495.1	41,531.2
Long-term debt	2,851.9	2,107.9
Deferred income tax liabilities, net	7,299.7	7,302.7
Other liabilities	386.2	376.2
Total Liabilities	56,032.9	51,318.0
CME Group shareholders’ equity	21,095.5	20,923.5
Total Liabilities and Equity	$77,128.4	$72,241.5

CME Group Inc. and Subsidiaries
Consolidated Statements of Income
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended March 31,
	2015	2014
Revenues
Clearing and transaction fees	$708.2	$652.2
Market data and information services	98.0	89.4
Access and communication fees	21.3	20.4
Other	15.2	15.4
Total Revenues	842.7	777.4
Expenses
Compensation and benefits	141.3	135.5
Communications	7.6	8.2
Technology support services	15.6	13.9
Professional fees and outside services	29.1	29.6
Amortization of purchased intangibles	24.9	25.2
Depreciation and amortization	31.8	34.1
Occupancy and building operations	22.8	23.2
Licensing and other fee agreements	30.6	29.0
Other	31.7	24.2
Total Expenses	335.4	322.9
Operating Income	507.3	454.5
Non-Operating Income (Expense)
Investment income	5.7	3.2
Gains (losses) on derivative investments	(1.8)	—
Interest and other borrowing costs	(31.6)	(33.7)
Equity in net earnings (losses) of unconsolidated subsidiaries	22.5	22.4
Other non-operating income (expense)	21.7	—
Total Non-Operating	16.5	(8.1)
Income before Income Taxes	523.8	446.4
Income tax provision	193.4	179.8
Net Income	330.4	266.6
Less: net income (loss) attributable to non-controlling interests	—	(0.2)
Net Income Attributable to CME Group	$330.4	$266.8
Earnings per Common Share Attributable to CME Group:
Basic	$0.98	$0.80
Diluted	0.98	0.79
Weighted Average Number of Common Shares:
Basic	335,680	333,905
Diluted	337,416	335,644

CME Group Inc. and Subsidiaries
Quarterly Operating Statistics

	1Q 2014	2Q 2014	3Q 2014	4Q 2014	1Q 2015
Trading Days	61	63	64	64	61
Quarterly Average Daily Volume (ADV)
CME Group ADV (in thousands)

Product Line	1Q 2014	2Q 2014	3Q 2014	4Q 2014	1Q 2015
Interest rate	6,725	6,668	7,181	7,445	7,564
Equity	2,890	2,465	2,586	3,114	2,772
Foreign exchange	817	638	797	959	954
Energy	1,705	1,457	1,562	1,797	2,142
Agricultural commodity	1,168	1,084	1,058	1,173	1,189
Metal	355	323	308	361	369
Total	13,659	12,636	13,493	14,848	14,990
Venue
Electronic	11,703	10,888	11,627	12,982	13,034
Open outcry	1,179	1,100	1,208	1,218	1,291
Privately negotiated	778	647	657	648	665
Total	13,659	12,636	13,493	14,848	14,990
Average Rate Per Contract (RPC)
CME Group RPC

Product Line	1Q 2014	2Q 2014	3Q 2014	4Q 2014	1Q 2015
Interest rate	$0.481	$0.473	$0.473	$0.472	$0.480
Equity	0.712	0.714	0.687	0.697	0.721
Foreign exchange	0.804	0.861	0.788	0.760	0.831
Energy	1.364	1.298	1.291	1.279	1.250
Agricultural commodity	1.369	1.430	1.362	1.321	1.324
Metal	1.707	1.715	1.707	1.664	1.662
Average RPC	$0.767	$0.749	$0.725	$0.731	$0.753

CME Group Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
(dollars in millions, except per share amounts; shares in thousands)

Quarter Ended
March 31, 2015
GAAP Net Income Attributable to CME Group	$330.4

Foreign exchange transaction losses[1]	10.0

Acquisition-related costs	0.9

Severance	5.5

Loss on derivatives and debt costs for refinancing	2.3

GFI termination fee - net of the portion paid to outside advisers	(22.5)

Income tax effect related to above	2.9

Adjusted Net Income Attributable to CME Group	$329.5

GAAP Earnings per Common Share Attributable to CME Group:
Basic	$0.98
Diluted	0.98

Adjusted Earnings per Common Share Attributable to CME Group:
Basic	$0.98
Diluted	0.98

Weighted Average Number of Common Shares:
Basic	335,680
Diluted	337,416

1. First-quarter 2015 results included foreign exchange transaction net losses principally related to cash held in British pounds within foreign entities whose functional currency is the U.S. dollar.